Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 033-63107) pertaining to The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees of our report dated June 17, 2005 with respect to the financial statements and supplemental schedules of The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ BATTELLE & BATTELLE LLP

BATTELLE & BATTELLE LLP

June 17, 2005

Dayton, Ohio